Exhibit 99.1

Seattle Genetics Reports Third Quarter 2012 Financial Results

-ADCETRIS® Net Product Sales of $33.7 Million in the Third Quarter of 2012

and $102.8 Million Year-to-Date in 2012-

-Multiple ADCETRIS Data Presentations Planned for ASH from Clinical Trials in Broad Range of CD30-Positive Malignancies-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — November 7, 2012 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2012. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities, antibody-drug conjugate (ADC) pipeline and collaborator progress and upcoming milestones.

“Through significant commercial, regulatory and clinical development efforts we are continuing to bring ADCETRIS to patients, expanding into other territories under our collaboration with Millennium/Takeda, and advancing the evaluation of ADCETRIS into earlier lines of therapy and other CD30-positive malignancies,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “At the upcoming American Society of Hematology (ASH) annual meeting in December, there will be more than a dozen data presentations by Seattle Genetics and investigators highlighting the evaluation of ADCETRIS in numerous lymphoma types. In addition, at ASH we will introduce our lead preclinical program, SGN-CD33A, which employs our next generation ADC technology, and we expect multiple data presentations by our ADC collaborators. The substantial progress with ADCETRIS and our other pipeline programs, as well as by our collaborators reinforces our ADC leadership position as we strive to change the way cancer is treated.”

Recent ADCETRIS Highlights

•

Announced that Takeda Pharmaceutical Company Limited and Millennium: The Takeda Oncology Company received European Commission conditional marketing authorization for ADCETRIS for relapsed or refractory CD30-positive Hodgkin lymphoma (HL) and relapsed or refractory systemic anaplastic large cell lymphoma (sALCL). The approvals triggered milestone payments to Seattle Genetics totaling $25 million.

•

In collaboration with Millennium, initiated a global phase III clinical trial of ADCETRIS in combination with chemotherapy for front-line advanced HL. The trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) and scientific advice from the European Medicines Agency.

•	Received an SPA agreement from the FDA supporting the design of a planned phase III clinical trial in front-line mature T-cell lymphomas.

•

Announced the completion of patient enrollment in a phase III clinical trial for post-transplant HL patients. The phase III trial, also known as the AETHERA trial, is evaluating ADCETRIS versus placebo for the treatment of patients at high risk of residual Hodgkin lymphoma following autologous stem cell transplant (ASCT).

•

Initiated a phase II trial in front-line Hodgkin lymphoma patients age 60 or older. The trial is designed to assess the efficacy and tolerability of single-agent ADCETRIS for patients who have received no prior treatment.

•	Supported initiation of an investigator-sponsored trial (IST) designed to evaluate ADCETRIS in the treatment of diffuse large B-cell lymphoma. A total of 11 ADCETRIS ISTs are ongoing.

ADC Collaborator Progress

•

Expanded our ADC collaboration with Abbott, generating an upfront payment to Seattle Genetics of $25 million. In addition, Seattle Genetics may receive up to $220 million in potential milestone payments per additional target upon achieving predetermined development and commercial objectives, as well as mid-to-high single-digit royalties on worldwide net sales of any resulting products under the multi-target collaboration.

•

Achieved milestone payments under our ADC collaboration with Genentech, a member of the Roche Group, triggered by Genentech’s advancement of two ADCs utilizing Seattle Genetics technology into phase II clinical development.

•

Achieved a milestone under our ADC collaboration with Abbott triggered by Abbott’s initiation of a phase I clinical trial of an ADC utilizing Seattle Genetics technology for patients with squamous cell tumors.

•	Achieved a milestone under our ADC collaboration with Progenics triggered by Progenics’ initiation of a phase II clinical trial of an ADC targeted to PSMA for patients with prostate cancer.

Other Recent Highlights

•	Initiated a phase I trial of SGN-75 in combination with everolimus, an mTOR inhibitor, for advanced metastatic renal cell carcinoma.

•	Submitted to the FDA an investigational new drug application for SGN-CD19A, a CD19-targeted ADC. Phase I trials are expected to begin by early 2013.

•	Named Samuel Yonren, M.D., as Vice President, Drug Safety.

Upcoming Milestones

•

Multiple clinical data presentations on ADCETRIS and ADC collaborator programs, as well as preclinical data on SGN-CD33A using the company’s next generation ADC technology will be presented at the ASH annual meeting being held December 8-11, 2012 in Atlanta, GA.

•	Initiating a phase III clinical trial of ADCETRIS in front-line mature T-cell lymphomas, including sALCL, by late 2012 or early 2013.

•	Anticipating a review decision from Health Canada in early 2013 for ADCETRIS in relapsed HL and sALCL.

•	Initiating a phase I/II clinical trial of ADCETRIS in combination with bendamustine for second-line HL patients by late 2012.

•	Initiating phase I trials of SGN-CD19A, a CD19-targeted ADC, by early 2013. One trial is planned in acute lymphocytic leukemia and one in B-cell non-Hodgkin lymphomas.

Third Quarter and First Nine Months 2012 Financial Results

Total revenues in the third quarter of 2012 were $49.8 million, compared to $20.7 million in the third quarter of 2011. Total revenues for the nine month period ended September 30, 2012 were $146.9 million, compared to $45.9 million in 2011. Revenues in 2012 include ADCETRIS net product sales of $33.7 million in the third quarter and $102.8 million for the year to date. In addition, revenues include ADCETRIS royalty revenues of $1.7 million in the third quarter and $2.9 million for the year to date related to sales of ADCETRIS by Millennium under its international named patient program. Revenues also reflect amounts earned under the company’s ADCETRIS and ADC collaborations totaling $14.5 million in the third quarter of 2012 and $41.1 million for the year to date.

Total costs and expenses for the third quarter of 2012 were $63.6 million, compared to $61.6 million for the third quarter of 2011. For the first nine months of 2012, total costs and expenses were $193.4 million, compared to $171.6 million in the first nine months of 2011. The planned increases in 2012 costs and expenses were primarily driven by ADCETRIS commercialization activities, cost of sales and research and development of the company’s other ADC pipeline programs.

Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Seattle Genetics co-funds development activities performed by Millennium under the collaboration, which reduces the amount of reimbursement payments received from Millennium.

Non-cash, share-based compensation expense for the first nine months of 2012 was $17.9 million, compared to $14.0 million in the first nine months of 2011.

Net loss for the third quarter of 2012 was $13.7 million, or $0.12 per share, compared to a net loss of $40.7 million, or $0.35 per share, for the third quarter of 2011. For the nine months ended September 30, 2012, net loss was $43.2 million, or $0.37 per share, compared to a net loss of $124.9 million, or $1.11 per share, for the same period in 2011.

As of September 30, 2012, Seattle Genetics had $313.9 million in cash, cash equivalents and investments, compared to $330.7 million as of December 31, 2011.

2012 Revenue Outlook

Seattle Genetics now anticipates that revenues from ADCETRIS net product sales will be in the range of $132 million to $137 million in 2012.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (866) 225-8754 (domestic) or (480) 629-9866 (international). The access code is 4570300. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4570300. The telephone replay will be available until 4:00 p.m. PT on Friday, November 9, 2012.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The FDA granted accelerated approval of ADCETRIS in August 2011 for two indications. ADCETRIS is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has three other clinical-stage ADC programs: SGN-75, ASG-5ME and ASG-22ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Agensys (an affiliate of Astellas), Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2012. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2012	December 31, 2011
Assets
Cash, cash equivalents, and investments	$313,934	$330,696
Other assets	101,396	94,520

Total assets	$415,330	$425,216

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$42,525	$53,048
Deferred revenue and long-term liabilities	150,229	153,319
Stockholders' equity	222,576	218,849

Total liabilities and stockholders' equity	$415,330	$425,216

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues
Net product sales	$33,658	$10,047	$102,845	$10,047
Collaboration and license agreement revenues	14,476	10,619	41,119	35,844
Royalty revenues	1,698	—	2,936	—

Total revenues	49,832	20,666	146,900	45,891

Costs and expenses
Cost of sales	2,742	724	8,808	724
Cost of royalty revenues	613	—	1,115	—
Research and development	41,392	41,080	122,634	123,157
Selling, general and administrative	18,842	19,795	60,889	47,705

Total costs and expenses	63,589	61,599	193,446	171,586

Loss from operations	(13,757)	(40,933)	(46,546)	(125,695)
Investment and other income, net	105	248	3,360	830

Net loss	$(13,652)	$(40,685)	$(43,186)	$(124,865)

Basic and diluted net loss per share	$(0.12)	$(0.35)	$(0.37)	$(1.11)

Weighted-average shares used in computing basic and diluted net loss per share	118,471	114,727	117,361	112,435